Blue Sphere Corporation S-1/A

Exhibit 10.62

SECOND AMENDED AND RESTATED
RENEWABLE ENERGY POWER PURCHASE AGREEMENT

This Second Amended and Restated Renewable Energy Power Purchase Agreement (the “Agreement”) is entered into as of September 30, 2016, by and between ORBIT ENERGY CHARLOTTE, LLC, a North Carolina limited liability company with principal offices located at [] (“Seller”), and DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company with principal offices located at [] (“Duke Carolinas”). Duke Carolinas and Seller are herein referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Duke Carolinas and Seller are parties to that certain Amended and Restated Renewable Energy Power Purchase Agreement dated October 12, 2012, and subsequently amended on April 25, 2013; January 31, 2014; January 29, 2015; and August 11, 2016, (As amended the “Previous Agreement”), pursuant to which Seller agreed to sell and Deliver (as defined herein), and Duke Carolinas agreed to purchase and receive, Energy (as defined herein), and capacity from Seller’s Facility (as defined herein), and all associated Renewable Energy Attributes (as defined herein);

WHEREAS, the Parties now desire to further amend and restate the Previous Agreement to, consolidate all the amendments, extend the commercial operation date and to make additional changes pursuant to terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the Parties agree as follows:

Article 1
DEFINITIONS

1.1          Definitions. Any capitalized or abbreviated term not elsewhere defined in this Agreement shall have the definition set forth in this Article 1. As used in this Agreement, the following terms shall have the respective meanings set forth below.

“Account” means a Party’s electronic account with the Tracking System.

“Administrator” means a state or federal administrator, voluntary program standard-setting body, Certification Authority, if applicable, and any Governmental Authority or other body with jurisdiction over Certification under, or the transfer or transferability of RECs in, any particular Applicable Program.

“Affiliate” means, with respect to any entity, each entity that directly or indirectly controls, is controlled by, or is under common control with, such designated entity, with “control” meaning the possession, directly or indirectly, of the power to direct management and policies, or otherwise have control of an entity, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the introductory paragraph hereof.

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“Applicable Program” means an existing or future domestic, international or foreign renewable energy or emissions reduction program, scheme or organization, adopted or approved by a Governmental Authority, or other similar program with respect to which exists a market, registry or reporting for particular Renewable Energy Attributes associated with the Facility that is designated by Duke Carolinas pursuant to and in accordance with Section 4.4.6. As of the Effective Date and throughout the Term, the REPS shall be an Applicable Program.

“Auxiliary Load” means Energy used to operate auxiliary equipment in the Facility necessary for power generation (such as pumps, blowers, fuel preparation machinery, and exciters).

“Bankrupt” means, that a Person (i) is the subject of a voluntary bankruptcy, insolvency or similar proceeding; (ii) applies for, seeks consent to, or acquiesces in the appointment of a receiver, custodian, trustee, liquidator or similar official to manage all or a substantial portion of its assets; (iii) is the subject of an involuntary bankruptcy or similar proceeding, and fails to have such proceeding dismissed within sixty (60) days; (iv) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (v) makes an assignment for the benefit of its creditors; or (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger).

“Bankruptcy Code” means those laws of the United States of America related to bankruptcy, codified and enacted as Title 11 of the United States Code, entitled “Bankruptcy” and found at 11 U.S.C. § 101 et seq.

“Business Day” means a day on which Federal Reserve member banks in Charlotte, NC are open for business, beginning at 0800 EPT and ending at 1700 EPT.

“Certified” or “Certification” means, if applicable, (i) the certification by the NCUC or its designee of (a) the creation and characteristics of a REC, (b) the qualification of the Facility as a Renewable Energy Facility and, to the extent necessary, or the Fuel Source used to generate Energy at the Facility as a Renewable Energy Resource under the REPS, (c) Delivery of a REC or (d) other compliance with the requirements of the REPS or (ii) any certification by a Certification Authority or its designee that is required pursuant to or in connection with any Applicable Program other than the REPS.

“Certification Authority” means an entity that is responsible for issuing Certifications pursuant to, or in connection with, the REPS or an Applicable Program.

“Change of Control” has the meaning set forth in Section 9.4.

“Claim” means any claim, demand, audit, cause of action, litigation, lawsuit, grievance, arbitration, mediation or proceeding (including, without limitation, any bankruptcy, reorganization, dissolution, insolvency, liquidation, extension of bankruptcy or similar proceeding).

“Commercial Operation” means Seller has successfully completed construction and testing of the Facility and has determined that the Facility is operational at its full output capacity in order to Deliver Energy, and all associated Renewable Energy Attributes, in accordance with the provisions of this Agreement.

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“Commercial Operation Date” means the date that the Facility achieves or achieved Commercial Operation.

“Commercial Operation Milestone Date” means the milestone date for Commercial Operation specified on the Milestone Schedule.

“Commercially Reasonable Efforts” means, with respect to any action required to be made, attempted or taken by a Party under this Agreement, the level of effort in light of the facts known to such Party at the time a decision is made that (i) can reasonably be expected to accomplish the desired action at a reasonable cost and in accordance with any applicable Requirements of Law, and (ii) is, to the extent applicable, consistent with Prudent Utility Practice.

“Defaulting Party” has the meaning set forth in Section 8.1.

“Deliver” or “Delivery” means, with respect to Energy, Seller’s delivery of Energy generated by the Facility to the Delivery Point and, with respect to RECs, Seller’s electronic delivery and transfer of RECs from Seller’s Account to Duke Carolinas’ Account via the Tracking System in accordance with the operating rules governing the Tracking System and the REPS or Applicable Program.

“Delivery Point” means the interconnection point between the Facility and Duke Carolinas’ distribution or transmission system, as applicable.

“Effective Date” shall mean the date of execution by Duke Carolinas and Seller of this Agreement.

“Energy” means three-phase, 60-cycle alternating current electric energy, expressed in units of kWh or MWH , generated at the Facility that is delivered to the Delivery Point.

“Energy Price” means the applicable per MWh price for Energy, as set forth on Exhibit 3.

“Event of Default” has the meaning set forth in Section 8.1.

“Facility” means Seller’s facility located in Mecklenburg County, North Carolina, at 600 Johnson Road, Charlotte, NC 28206 as described in Exhibit 1.

“Facility Lender” means, collectively, any lender(s) providing any debt financing for the Facility and any successor(s) or assigns thereto.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

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“Financing Documents” means the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, swap agreements and other documents relating to the development, bridge, construction and/or permanent debt financing for the Facility, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time at the discretion of Seller in connection with the development, construction, ownership, leasing, operation or maintenance of the Facility.

“Force Majeure” means an event not anticipated as of the Effective Date, which is not within the reasonable control of the Party affected thereby or attributable to such Party’s fault or negligence, and which by the exercise of due diligence the affected Party is unable to overcome or obtain or cause to be obtained a commercially reasonable substitute therefor. Force Majeure includes, but is not restricted to: acts of God; fire; explosion; civil disturbance; sabotage; action or restraint by court order or Governmental Authority, so long as the affected Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action. Force Majeure shall not include the following: (i) Seller’s ability to sell the Product or any component thereof to a market at a more advantageous price, (ii) lack of Fuel Source that is not cause by or is not the result of a Force Majeure; (iii) Seller’s failure to obtain any Permit; (iv) a change in a Requirement of Law; and (v) Seller’s failure to finance and/or construct the Facility. Increased cost of performance by Seller (including the reduction or elimination of production tax credits or any similar subsidy associated with the production of electricity by the Facility) shall not constitute an event of Force Majeure.

“Forced Outage” means any condition at the Facility that requires immediate removal of the Facility, or some part thereof, from service, another outage state, or a reserve shutdown state. For purposes of example only, this type of outage may result from immediate mechanical/electrical/hydraulic control system trips and operator-initiated trips in response to Facility conditions and/or alarms.

“Forward Contract Merchant” has the meaning ascribed to such term in Section 101(26) of the Bankruptcy Code.

“Fuel Source” means food and other organic waste resources that are, and qualify as, a Renewable Energy Resource including without limitation Poultry Waste.

“Government Action” is an action of a Governmental Authority to change the eligibility of the Product for an Applicable Program or substantially change the requirements for compliance by persons obligated to comply with an Applicable Program.

“Governmental Authority” means any federal, state or local government, legislative body, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality or authorized arbitral body, including, without limitation, the Commission.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Initial Security” has the meaning set forth in Section 6.10.

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“Interconnection Agreement” means an agreement to be entered into by the Parties setting forth the terms and conditions under which the Facility will be connected to Duke Carolinas electric system, consistent with the provisions of Section 3.7.

“Interconnection Facilities” means all the equipment installed for the purpose of interconnecting the Facility to the Delivery Point, including protective devices, metering equipment, etc., to permit parallel operation of the Facility with Duke Carolinas’ system.

“Interconnection Facilities Charge” means the charges assessed by Duke Carolinas and to be paid by Seller in compensation for Duke Carolinas providing the Interconnection Facilities, calculated in accordance with Section 3.7.2.

“Interconnection Request” means a formal, written request issued by Seller to Duke Carolinas requesting that Duke Carolinas provide the Interconnection Facilities.

“Interest Rate” means the prime rate, as quoted in The Wall Street Journal as of the date on which the calculation begins, plus one percent (1%), but not to exceed the maximum rate which may be lawfully charged.

“Issuer Minimum Requirements” has the meaning set forth in Section 6.11.

“kW” means kilowatt.

“kWh” means kilowatt-hour.

“Letter of Credit” has the meaning set forth in Section 6.11.

“Liabilities” has the meaning set forth in Section 10.2.

“Master Netting Agreement” has the meaning ascribed to such term in Section 101(38A) of the Bankruptcy Code.

“Maximum REC Purchase Obligation” means the maximum quantity of RECs that Duke Carolinas shall be required to purchase and receive each Operating Year, as set forth on Exhibit 3; provided, however, that, in the event that any Operating Year begins on a date other than January 1 or ends on a date other than December 31, the applicable quantity set forth on Exhibit 3 shall be reduced on a pro rata basis.

“Milestone” means each of the milestones identified on Exhibit 2.

“Milestone Schedule” means the dates associated with the Milestones set forth on Exhibit 2.

“Minimum REC Requirement” means the minimum quantity of RECs that Seller shall Deliver to Duke Carolinas each Operating Year, as set forth on Exhibit 3; provided, however, that, in the event that any Operating Year begins on a date other than January 1 or ends on a date other than December 31, the applicable quantity set forth on Exhibit 3 shall be reduced on a pro rata basis.

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“Month” or “Monthly” means a calendar month (or any partial calendar month at the outset of the Term or any Operating Year in the event that the Term or any Operating Year, as applicable, commences during a calendar month).

“MW” means megawatt.

“MWh” means megawatt -hour.

“Nameplate Capacity Rating” means the installed nameplate capacity rating of the Facility set forth in Exhibit 1.

“NC-RETS” means the North Carolina Renewable Energy Tracking System.

“NCUC” means the North Carolina Utilities Commission.

“NERC” means the North American Electric Reliability Council.

“New Renewable Energy Facility” means a facility that meets the requirements set forth in N.C. Gen. Stat. 62-133.8(a)(5).

“Non-Defaulting Party” means the Party that has not caused the Event of Default.

“Operating Year” means the period commencing on the Commercial Operation Date and ending on December 31 of the year in which the Commercial Operating Date occurs and thereafter a calendar year beginning January 1 and ending December 31.

“Permit” means any permit, license, registration, filing, certificates of occupancy, approvals, variances, or other authorizations from or by any Governmental Authority and pursuant to any Requirements of Law.

“Person” means any individual, entity, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association or other entity or Governmental Authority.

“Poultry Waste” means (a) the manure of poultry and/or (b) wastes associated with the production and/or processing of poultry and products containing poultry, in each case that qualify for and are approved by the Commission as a poultry waste resource under the Act for purposes of meeting compliance with N.C. Gen. Stat. § 62-133.8(f).

“Premises” means the location of the Facility as set forth in Exhibit 1.

“Previous Agreement” has the meaning set forth in the Recitals.

“Product” means the capacity, the Energy and all ancillary products, services and attributes which are or can be produced by the Facility, including, without limitation, all Renewable Energy Attributes.

“Product Reporting Rights” means the exclusive right to report sole ownership of Renewable Energy Attributes to any Certification Authority, Administrator, Governmental Authority or other party under any present or future Applicable Program, including the REPS, and, including without limitation, for purposes of compliance, marketing, advertising, and/or otherwise.

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“Prudent Utility Practice” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods, standards and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the applicable Facility design limits, applicable governmental approvals and law. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to include acceptable practices, methods or acts generally accepted.

“REC Price” means, with respect to each type of REC to be Delivered by Seller to Duke Carolinas hereunder, the applicable per REC price, as set forth on Exhibit 3.

“Renewable Energy” means the Energy generated by a New Renewable Energy Facility.

“Renewable Energy Attributes” means all of the attributes, characteristics, and other benefits associated with: (i) the generation of Energy or Thermal Energy from the Facility and (ii) its displacement of conventional energy generation and/or use, which shall include, but are not limited to, those unitized under the REPS and any other Applicable Program, and any other form of credits, benefits, reductions, offsets, allowances, green tags, or other transferable indicia, howsoever entitled, designated by the REPS or an Applicable Program. Notwithstanding the foregoing, Renewable Energy Attributes do not include (a) any Energy or Thermal Energy generated by or capacity of the Facility, (b) investment, production, or other tax credits, grants, benefits, and/or deductions associated with the construction, ownership, and/or operation of the Facility and other financial incentives, credits, reductions, or allowances associated with the Facility that are applicable to local, state or federal tax obligations, (c) fuel-related subsidies or “tipping fees” that may be paid to the Facility to accept certain fuels, or local subsidies received by the generator for the destruction of particular preexisting pollutants or the promotion of local environmental benefits or (d) emission reduction greenhouse gas credits (GHGs) encumbered or used by the Facility for compliance with local, state, provincial or federal operating or air quality permits. For clarity, if the fuel utilized by the Facility for the generation of Energy or Thermal Energy includes, receives, or is eligible to receive any tradable attributes of any manner, including, without limitation, those based on the heat trapping, greenhouse gas reduction benefits, carbon offsets or other emission offsets attributed to the fuel, Seller shall include with the fuel, and provide to Duke Carolinas, sufficient attributes to ensure that the production of Energy or Thermal Energy by the Facility is deemed to be renewable energy and to ensure that there are zero net emissions associated with the production of Energy or Thermal Energy by the Facility. Expressly subject to the foregoing requirement, Seller shall have right and title to emission reduction greenhouse gas credits (GHGs) associated with the reduction of solid waste or treatment benefits created by the Facility’s utilization of biomass or biogas fuels.

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“Renewable Energy Certificate” or “REC” means, notwithstanding anything to the contrary in the REPS or any Applicable Program, a certificate, credit, allowance, green tag, or other transferable indicia, howsoever entitled representing generation of a particular quantity of Energy generated in compliance with the Applicable Program (including the REPS) using a qualifying energy fuel resource (including a Renewable Energy Resource) and/or by a qualifying energy facility (including a New Renewable Energy Facility). A REC shall represent all title to and claim over all of the Renewable Energy Attributes and Product Reporting Rights associated with the Energy generated by the Facility. Unless modified by Government Action, an electric REC shall represent the Renewable Energy Attributes associated with one (1) MWh of Energy, and a thermal REC shall represent the Renewable Energy Attributes associated with 3,412,000 British thermal units (BTUs) of thermal energy. For clarity, references in this Agreement to the purchase and sale of RECs shall include the purchase and sale of the Renewable Energy Attributes and Product Reporting Rights.

“Renewable Energy Resource” shall have the meaning set forth in N.C. Gen. Stat. 62-133.8(a)(8).

“Replacement REC Costs” means (i) the positive difference between (a) the market cost of comparable in-state North Carolina Renewable Energy Certificates associated with replacement of that portion of the Minimum REC Requirement that Seller failed to Deliver hereunder, less (b) the aggregate amount, based on the applicable REC Price, for that portion of the Minimum REC Requirement that Seller failed to Deliver hereunder, plus (ii) any additional costs. For the avoidance of doubt, additional costs may include, but are not limited to, directly associated transaction costs, the amount of any penalty or any compliance payment made or incurred by Duke Carolinas that is a direct result of Seller’s failure to Deliver the Minimum REC Requirement in order to be in compliance with its obligations under the REPS or, if applicable, any Applicable Program for such Operating Year during which Seller failed to Deliver the Minimum REC Requirement in compliance with this Agreement, and all reasonable out-of-pocket expenses (including the reasonable fees and expenses of Duke Carolinas’ counsel) incurred by Duke Carolinas.

“REPS” means the North Carolina Renewable Energy and Energy Efficiency Portfolio Standard, N.C. Gen. Stat. 62-133.8, including all rules promulgated by the NCUC associated therewith, as each may be amended or modified from time-to-time, and any successor renewable energy standards, statutes, regulations, or rules.

“Requirement of Law” means any federal, state and local law, statute, regulation, rule, code, ordinance, resolution, order, writ, judgment or decree or Permit enacted, adopted, issued or promulgated by any Governmental Authority, including, (i) those pertaining to electrical, building, zoning, and occupational safety and health requirements or to pollution or protection of the environment , and (iii) principles of common law under which a Party may be held liable for the release or discharge of any Hazardous Substance into the environment.

“Scheduled Outage” means a planned interruption/reduction of the Facility’s generation that is required for inspection, or preventive or corrective maintenance.

“Secured Events” has the meaning set forth in Section 6.10.

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“Seller” is defined in the introductory paragraph.

“SERC” means the Southeastern Electric Reliability Council.

“State Commission” means the NCUC or the Public Service Commission of South Carolina, as applicable.

“Taxes” has meaning set forth in Section 6.7.

“Term” has the meaning set forth in Section 2.1.

“Thermal Energy” means energy in the form of heat produced by the Facility as a direct byproduct of its generation of Energy using the Fuel Sources, which thermal energy is measurable and is instantaneously used for useful purposes exclusively in compliance with the requirements of the REPS and the NCUC’s rules, regulations, and requirements; provided, however, without limiting the generality of the foregoing, use of the thermal energy for useful purposes excludes any and all uses for or in connection with any electric power or Energy production or as station power.

Article 2
TERM

2.1          Effective Date and Term. This Agreement shall be effective on the Effective Date and shall remain in full force and effect until August 21, 2030 (the “Term”), unless sooner terminated or extended as provided herein.

Article 3
FACILITY DEVELOPMENT; INTERCONNECTION

3.1          Development of Facility. Subject to the terms and conditions of this Agreement, Seller covenants as follows:

3.1.1          Except as expressly permitted otherwise by this Agreement, the Facility shall be developed and achieve Commercial Operation in accordance with this Agreement, the specifications in Exhibit 1, and the Milestone Schedule set forth in Exhibit 2, all at Seller’s sole cost and expense. Seller shall not achieve Commercial Operation more than one hundred twenty (120) days prior to the Commercial Operation Milestone Date without the written consent of Duke Carolinas.

3.1.2          The Facility shall be designed, constructed, and tested in compliance with all applicable Permits, each applicable Requirement of Law and Prudent Utility Practice, and shall qualify as a New Renewable Energy Facility. The Facility will be capable of supplying the Product in a safe and reliable manner, consistent with the requirements of each applicable Requirement of Law and Prudent Utility Practice.

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3.2          Progress Reports. Within ten (10) days after the end of each Month following the Effective Date and until the Commercial Operation Date, Seller shall prepare and submit to Duke Carolinas a written status report which shall (i) cover the previous Month, (ii) be prepared in a manner and format (hard copy and electronic) reasonably acceptable to Duke Carolinas and (iii) include a detailed description of the progress of the Facility’s construction, a statement of any significant issues which remain unresolved and Seller’s recommendations for resolving the same, an updated report as to Seller’s adherence to the Milestone Schedule, a summary of any significant events which are scheduled or expected to occur during the following thirty (30) days, and any other information reasonably requested by Duke Carolinas.

3.3          Commercial Operation. Seller will give written notice to Duke Carolinas approximately thirty (30) days before Seller expects that the Facility will achieve Commercial Operation and when the Facility has achieved Commercial Operation. At any time that Seller has reason to believe that the Facility is not likely to achieve Commercial Operation by the Commercial Operation Milestone Date, Seller will provide written notice to Duke Carolinas along with the relevant facts.

3.4          Test Energy and Associated RECs. To facilitate Seller’s testing of the Facility prior to Commercial Operation, Duke Carolinas shall, upon reasonable notice by Seller, accept Delivery of all Energy and associated RECs produced by the Facility during testing that are Delivered to Duke Carolinas in accordance with this Agreement, as specified in Exhibit 3; provided, however, that, prior to Commercial Operation, the Energy Price shall be $48.19 per MWh, the Electricity REC Price shall be $20.22 per REC and the Thermal REC Price shall be $6.43 per REC.

3.5          Seller’s Cost and Expense; Tax Benefits. Notwithstanding any provision of this Agreement, (i) Duke Carolinas shall have no responsibility whatsoever for any costs (including financing) necessary or desirable for the development, construction, operation, or maintenance of the Facility, which shall be entirely at Seller’s sole cost and expense; and (ii) any risk as to the availability of any attributes not included in the Renewable Energy Attributes shall be borne entirely by Seller.

3.6          Additional Generation Capacity. Nothing in this Agreement shall require Seller to increase the generation capacity of the Facility to exceed the nameplate capacity set forth in Exhibit 1. In addition, nothing in this Agreement shall prohibit Seller from generating and/or installing additional generation capacity at or near the Premises so long as such installation does not interfere with Seller’s performance hereunder; provided, however, that, for the avoidance of doubt, any such additional generation capacity shall not be considered or deemed to be part of the Facility for purposes of this Agreement which exceeds or is beyond 10% of the nameplate capacity set forth in Exhibit 1, and Duke Carolinas shall have no obligation whatsoever to purchase the Energy or any Renewable Energy Attributes produced by such generation or additional generation capacity which exceeds or is beyond 10% of the nameplate capacity set forth in Exhibit 1.

3.7          Interconnection.

3.7.1          Seller represents, warrants and covenants that the Facility will be certified during the entire Term as a “qualifying facility” as defined by FERC pursuant to Section 210 of the Public Utility Regulatory Policy Act of 1978, as amended.

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3.7.2          Duke Carolinas will furnish, install, own and maintain the Interconnection Facilities, including protective devices, metering equipment, etc., to permit parallel operation of the Facility with Duke Carolinas’ system. The Interconnection Facilities Charge, calculated in accordance with the Extra Facilities Provisions of Duke Carolinas’ Service Regulations to be paid by Seller each month shall be 1.1 percent (1.1%) of the installed cost of the Interconnection Facilities. Such installed cost shall be determined no earlier than twelve (12) months prior to the installation of the Interconnection Facilities and will reflect the then current costs, conditions and service requirements.

3.7.3          The Interconnection Facilities Charge is subject to the rates, Service Regulations and conditions of Duke Carolinas as the same are now on file with the State Commission and may be changed or modified from time to time upon approval by the State Commission. Any such changes or modifications, including those which may result in increased Interconnection Facilities Charges, shall be made a part of this Agreement to the same effect as if they were set forth herein.

3.7.4          Duke Carolinas shall exert reasonable efforts to furnish and install the Interconnection Facilities no later than the reasonable date requested by Seller for such installation. Seller’s obligation to pay the Interconnection Facilities Charge shall begin on the date that such Interconnection Facilities become operational, except as provided in the immediately succeeding sentence, and such charges shall apply at all times thereafter during the Term whether or not Seller is actually delivering Energy to Duke Carolinas. If either Party is prevented from delivering or receiving Energy from the Facility on the Commercial Operations Date by reason of an event of Force Majeure, then the beginning of Seller’s obligation to pay Interconnection Facilities Charges shall be extended for a period proportionate to such delay.

3.7.5          Duke Carolinas shall install and own such meters as shall be necessary to measure and record the Energy delivered from the Facility hereunder. Such meters shall be located as set forth on Exhibit 1. The cost of such meters shall be included in the Interconnection Facilities Charge. If meters are not installed at the Delivery Point, the meters or meter readings will be adjusted to reflect losses from the metering point to the Delivery Point.

3.7.6          If Duke Carolinas determines, based on calculations, studies, analyses, monitoring, measurement or observation, that the output of the Facility will cause or is causing Duke Carolinas to be unable to provide proper voltage levels to its customers, then Seller shall be required to comply with a voltage schedule and/or reactive power output schedule as prescribed by Duke Carolinas. In addition, when the average Monthly power factor of the power supplied by Seller to Duke Carolinas is less than 90% or greater than 97%, Duke Carolinas may adjust the quantity of Energy deemed to be delivered hereunder, in kilowatt hours, as appropriate. Duke Carolinas reserves the right to install facilities necessary for the measurement of power factor and to adjust the Interconnection Facilities Charge accordingly.

3.7.7          The Parties shall enter into an Interconnection Agreement setting forth the further terms and conditions of interconnection.

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Article 4
PURCHASE AND SALE OBLIGATIONS; CONTRACT PRICE;
DELIVERY AND METERING

4.1          Sale and Purchase of Total Output of Facility; Damages for Failure to Deliver.

4.1.1          Each Operating Year during the Term, Seller shall sell and Deliver, and Duke Carolinas shall purchase and receive, the total output of Energy, and all Renewable Energy Attributes associated with such output, based on the Facility’s nameplate capacity set forth in Exhibit 1; provided, however, that, without limiting the generality of the foregoing and subject to Force Majeure, (i) Seller shall sell and Deliver, and Duke Carolinas shall purchase and receive, an amount of RECs each Operating Year that is at least equal to the Minimum REC Requirement and (ii) Duke Carolinas shall not, and shall have no obligation to, purchase and receive an amount of RECs each Operating Year that is greater than the Maximum REC Purchase Obligation. Seller shall not have the right to sell or deliver any Energy or Renewable Energy Attributes produced from the Facility to any other Person. For the avoidance of doubt, as set forth in Section 3.6, Duke Carolinas shall not be required to purchase any Energy or Renewable Energy Attributes that are associated with any additional generation capacity which exceeds or is beyond 10% of the nameplate capacity set forth in Exhibit 1.

4.1.2          If Seller fails to Deliver the Minimum REC Requirement to Duke Carolinas during any Operating Year, Seller shall pay damages to Duke Carolinas in an amount equal to the Replacement REC Costs. In the event that any REC that was generated is later rescinded or revoked by a Government Authority due to Seller’s default under Section 8.1, notwithstanding that the REC was Delivered to and paid for by Duke Carolinas, Seller shall be liable for damages for any Replacement REC Costs associated with such rescinded or revoked RECs.

4.2          Contract Prices. In consideration of Seller’s sale to Duke Carolinas of the total output of Energy, and all Renewable Energy Attributes associated with such output, Duke Carolinas shall, with respect to all Energy and RECs Delivered by Seller to Duke Carolinas hereunder, pay the applicable Energy Price for such Energy and the applicable REC Price for such RECs as defined in Exhibit 3.

4.3          Transmission and Delivery Costs. Seller shall be responsible for any costs or charges imposed on or associated with the Product or its Delivery of the Product up to and at the Delivery Point. Duke Carolinas shall be responsible for any costs or charges imposed on or associated with the Product after its receipt from the Delivery Point.

4.4          REC Transfer and Certification.

4.4.1          Seller transfers to Duke Carolinas any and all, and the exclusive, right to sell, otherwise transfer or use the Renewable Energy Attributes, which rights shall include any and all Product Reporting Rights. Seller shall not sell or transfer to any third party at any time or report for its own account any Renewable Energy Attributes associated with the same electrical output from the Facility. Duke Carolinas shall have the right, exclusive to the full extent applicable, to verify, Certify, and otherwise take advantage of the rights, claims and ownership in the Renewable Energy Attributes and Product Reporting Rights purchased by Duke Carolinas hereunder.

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4.4.2          Seller will be responsible for any Taxes imposed on the creation, ownership, or transfer of the RECs or other Renewable Energy Attributes otherwise not represented by the Renewable Energy Certificate under this Agreement up to the time and place of Delivery. Duke Carolinas will be responsible for any Taxes imposed on the receipt of ownership of RECs or such other Renewable Energy Attributes at or after the time and place of Delivery.

4.4.3          Seller shall be responsible for the initial and continuing certification and registration of the Facility with the NCUC and verification of the Facility’s output for generation of RECs in the NC-RETS system and for all associated costs with such registration, Certification and verification. Duke Carolinas shall be responsible for certification, verification or any other registration obligation and associated costs that may be required for the unitization, regulation, certification and verification of the Renewable Energy Attributes under any Applicable Program other than the REPS. Upon reasonable request by Duke Carolinas, and at Duke Carolinas’ cost, Seller shall use Commercially Reasonable Efforts to cooperate with Duke Carolinas to obtain such certification, verification or other registration under such Applicable Program, which cooperation shall also include, but not be limited to, such actions as required to effectuate Delivery of such Renewable Energy Attributes in the form of whatever transfer indicia is provided under the Applicable Program.

4.4.4          After the Commercial Operation Date, Seller shall, within fifteen (15) days after generation information for each billing period is uploaded by Duke Carolinas into NC-RETS, Deliver an amount of RECs that is equal to the aggregate amount of RECs generated by the Facility during such billing period. Without limiting the generality of the foregoing, if, in connection with an Applicable Program designated by Duke Carolinas pursuant to Section 4.4.6, Delivery shall occur in a Tracking System other than NC-RETS, Seller shall, within fifteen (15) days after the end of each Month after the Commercial Date, Deliver an amount of RECs that is equal to the aggregate amount of RECs actually generated by the Facility for such Month. Seller will take all actions necessary to meet all the requirements for the completion of Delivery of the RECs in accordance with this Agreement the Applicable Program (including the REPS). Delivery of title of the RECs shall be deemed to have occurred when the transfer of the RECs from Seller’s account to Duke Carolinas’ account is recorded in the NC-RETS system in accordance with the terms and conditions of the operating rules therefor. Upon either Party’s receipt of notice from an Administrator that the transfer of RECs pursuant to this Agreement will not be recognized or Delivery was not made as required, that Party will immediately so notify the other Party, providing a copy of such notice, and both Parties will cooperate in taking such actions as are necessary and commercially reasonable to cause such transfer to be recognized and RECs Delivered. Upon Duke Carolinas’ request from time to time, Seller will execute and deliver any instrument of sale, transfer, assignment, or release which Duke Carolinas determines is necessary or desirable to complete Delivery. Upon Delivery, all of Seller’s right, title, and interest in and to the RECs, in addition to all of the Renewable Energy Attributes associated with the generation of Energy of the Facility that is otherwise represented by the REC, will pass to Duke Carolinas.

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4.4.5          Seller warrants that each REC Delivered hereunder will comply with the requirements of the Applicable Program under which the Facility has been certified and/or registered. Upon the request of either Party, the other Party will cooperate and provide reasonable assistance, including the provision of information and records, to support the requesting Party’s compliance with any informational and reporting requirements under the REPS and, at Duke Carolinas’ cost, any Applicable Program designated by Duke Carolinas pursuant to Section 4.4.6.

4.4.6          In the event that Duke Carolinas shall desire to exercise its claim to the Renewable Energy Attributes for use under an Applicable Program other than REPS or any other program, including a carbon offset program, Duke Carolinas shall provide reasonable written notice to Seller that shall designate the Applicable Program, identify the information, documentation and such action that may be required from Seller in order to cooperate with Duke Carolinas for certification and/or registration of Seller’s Facility and verification of the Renewable Energy Attributes generated in association with the electrical output of the Facility under the Applicable Program, and propose a reasonable time schedule for such production of information and documentation and for such requisite action needed from Seller. Such notice shall also include provision for reimbursement and indemnification as provided under this Agreement of any costs, expense, or capital expenditure that may be reasonably incurred by Seller in association with such certification, registration and verification and any other condition or term necessary to effectuate Duke Carolinas’ right to and use of the Renewable Energy Attributes consistent with this Agreement, including those relating to the mechanism of transfer and Delivery of such attributes. Seller is obligated to provide Renewable Energy Certificates, including the Renewable Energy Attributes, and Seller shall not be required to participate in any Applicable Program, other than the REPS, that would require Seller to Deliver to Duke Carolinas Renewable Energy Certificates, including the Renewable Energy Attributes, other than as defined hereunder.

Article 5
OPERATION OF FACILITY

5.1          Facility Requirements. During the Term, at its sole cost and expense, Seller covenants that:

5.1.1          The Facility shall be operated, controlled, staffed and maintained in compliance with all Requirements of Laws and Prudent Utility Practice, including all applicable operating guidelines established by NERC and SERC, if applicable;

5.1.2          The Facility shall obtain, maintain and comply with all Permits and agreements (including all environmental permits) that are required or desirable in order for the Facility and Seller to generate, schedule, meter and Deliver the Product in compliance with this Agreement, except as otherwise permitted by Requirements of Law or by written agreement with Duke Carolinas;

5.1.3          Seller shall take all actions necessary to maintain the registration of the Facility with the NCUC as a New Renewable Energy Facility during the Term, except as set forth in Article 12; and

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5.1.4          Seller shall, in addition to any information reasonably requested by Duke Carolinas with respect to the Facility’s REC production, provide to Duke Carolinas by December 1 of each Operating Year a forecast of the Facility’s expected REC production for each Month during the immediately following Operating Year and shall promptly notify Duke Carolinas of any material changes in or to the forecast for the then-current Operating Year.

5.2          Outages. Seller shall comply with all current Duke Carolinas, NERC, and SERC generating unit outage reporting requirements, as they may be revised from time to time, and as they apply to the Facility. When Forced Outages occur, Seller shall notify Duke Carolinas of the existence, nature, and expected duration of the Forced Outage as soon as practical, but in no event later than fifteen (15) minutes after the Forced Outage occurs. Seller shall immediately inform Duke Carolinas of changes in the expected duration of the Forced Outage unless relieved of this obligation by Duke Carolinas for the duration of each Forced Outage. All Scheduled Outages shall be coordinated in advance with Duke Carolinas with a mutually agreed start date and duration. During the hours of 8:00 a.m. to 9:00 p.m. of any Business Day, Seller shall use Commercially Reasonable Efforts to (i) maximize the amount of Energy produced by the Facility, and (ii) minimize the extent and duration of any Scheduled Outage and Forced Outages.

5.3          Electric Supply to Facility. Any back-up and maintenance power for the Facility’s Auxiliary Load shall be provided to Seller by Duke Carolinas pursuant to a separate electric service agreement under the Duke Carolinas rate schedule appropriate for such service.

5.4          Duke Carolinas’ Right To Curtail Facility. Duke Carolinas shall have the right to notify Seller by written or telephonic communication to curtail the Delivery of Energy from the Facility to Duke Carolinas, and Seller shall immediately comply with such notification. Duke Carolinas may provide such notification in a situation in which continued Delivery of the Energy will (i) imminently endanger or is reasonably likely to imminently endanger life or property, (ii) adversely affect or is reasonably likely to adversely affect the ability to maintain safe, adequate and reliable service to customers of the electric system to which the Facility is connected, and (iii) adversely affect or is reasonably likely to adversely affect the safe and reliable operation of the Facility. Duke Carolinas acknowledges and agrees that (a) the right described in this Section 5.4 is limited to those situations described in (i)-(iii) above and shall be exercised in accordance with all Requirements of Law and Prudent Utility Practice and (b) in the event that Duke exercises such right, Duke Carolinas shall use Commercially Reasonable Efforts to minimize the scope and duration of any curtailment.

Article 6
BILLING AND PAYMENT; RECORDS; SECURITY

6.1          Invoices and Payments. Duke Carolinas shall send to Seller a statement reflecting the calculation of the net amount due in reasonable detail for the Product Delivered by Seller to Duke Carolinas for the previous billing period (if RECs are to be Delivered in NC-RETS) or the previous Month (if RECs are to be Delivered in a Tracking System other than NC-RETS), which amount shall be equal to (i) the Energy Price, multiplied by the number of MWh’s of Energy Delivered by Seller during such billing period or Month, as applicable, and (ii) the REC Price, multiplied by the number of RECs Delivered by Seller during such billing period or Month, as applicable. Duke Carolinas shall pay to Seller in immediately available funds the net amount reflected on the statement described above by the twentieth (20th) day of the following Month.

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6.2          Late Payment. Amounts owed by Duke Carolinas and not disputed, if not remitted within the time period specified under Section 6.1 above, shall accrue interest at the Interest Rate from the date due until the date paid.

6.3          Disputed Billings. In case any portion of an invoice submitted pursuant to Section 6.1 hereof is in bona fide dispute, Duke Carolinas may withhold payment of the disputed portion until such dispute is resolved. For each disputed payment, Duke Carolinas shall provide Seller with a written statement of its grounds for disputing a bill prior to the due date of the invoice. Upon determination of the correct amount, any such amount plus interest shall be paid within two (2) Business Days. Interest shall accrue as provided in Section 6.2 hereof from the original invoice due date until the date of actual payment.

6.4          Adjustments. If any overcharge or undercharge in any form whatsoever shall at any time be found and the statement therefor has been paid, the Party that has been paid the overcharge shall refund the amount of the overcharge paid plus interest and the Party that has been undercharged shall pay the amount of the undercharge plus interest, within thirty (30) days after final determination thereof; provided, however, no retroactive adjustment shall be made for any overcharge or undercharge beyond a period of twenty-four (24) Months from the date of the statement on which such overcharge or undercharge was first included. Interest shall accrue as provided in Section 6.2 hereof from the original due date until the day of actual adjustment payment.

6.5          Records. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations made pursuant to this Agreement, or in verifying such Party’s performance hereunder. All such records shall be retained by each Party for at least ten (10) calendar years following the calendar year in which such records were created.

6.6          Audit Rights. Each Party, through its authorized representatives, shall have the right, at its sole expense and during normal business hours, to examine and copy the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made hereunder or to verify the other Party’s performance of its obligations hereunder. If any statement is determined by the Parties or through arbitration to be inaccurate, a corrected statement shall be issued and any amount due thereunder will be promptly paid and shall bear interest calculated at the Interest Rate from the date of the overpayment or underpayment to the date of receipt of the reconciling payment, subject to the twenty-four (24) Month limitations period set forth in Section 6.4.

6.7          Taxes. Seller shall be responsible for all existing and any new taxes, fees, levies, assessments, penalties, licenses, or charges imposed or levied by any federal, state or local governmental agency (collectively, “Taxes”) on the construction, ownership, leasing, operation and maintenance of the Facility and the Energy associated with the Facility prior to Delivery to Duke Carolinas. Duke Carolinas shall be responsible for all existing and any new Taxes imposed or levied by any federal, state or local governmental agency on Product generated by the Facility after transfer to Duke Carolinas at the Delivery Point. If Duke Carolinas is required to remit or pay Taxes that are Sellers’s responsibility under this Agreement, then Seller shall promptly reimburse Duke Carolinas for such Taxes. If Seller is required to remit or pay Taxes that are Duke Carolinas’ responsibility under this Agreement, then Duke Carolinas shall promptly reimburse Seller for such Taxes.

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6.8          Fuel Costs. Seller shall provide to Duke Carolinas, on a Monthly basis within ten (10) days after Seller’s receipt of the Monthly billing statement hereunder from Duke Carolinas and in a form to be mutually agreed upon by the Parties, information on the Facility’s fuel costs, if any, for the Energy delivered to Duke Carolinas hereunder during the preceding Month.

6.9          Accounting Matters. Seller will promptly deliver to Duke Carolinas any and all information in its possession, and which it is not precluded from disclosing due to an obligation of confidentiality to third parties, related to the Seller, the Facility or this Agreement, reasonably requested by Duke Carolinas to verify the treatment of this Agreement under FASB Statement No. 167, Consolidation of Variable Interest Entities (“VIE”). If the information requested by Duke Carolinas belongs to the Facility owner, Seller will use Commercially Reasonable Efforts to obtain that information from the Facility owner but will not have any liability to Duke Carolinas, nor shall any Event of Default arise, if Seller is unable to obtain the information after requesting it from the Facility owner. Such information may include, but is not limited to, data supporting the Facility’s economic life, the Facility’s fair market value and the executory costs, non-executory costs, and investment tax credits or other costs associated with the Facility, including any and all debt obligations related to the Facility. Seller will not knowingly take any action that could cause Duke Carolinas to be subject to VIE treatment at any point during the Term. If a change in FASB Statement No. 167 or any other accounting standard or applicable law causes Duke Carolinas to become subject to VIE treatment at any point during the Term, Seller will cooperate with Duke Carolinas and take all reasonable steps requested by Duke Carolinas to assist Duke Carolinas in curing such treatment or mitigating the effects of such treatment, to the extent incapable of cure.

6.10          Interconnection Facility Security. No later than five (5) Business Days following the Effective Date, Seller shall post and thereafter maintain security in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Initial Security”), which shall be held by Duke Carolinas as security for Seller paying (i) the Interconnection Facilities Charge, and (ii) any damages under Section 8.2 (collectively “Secured Events”). The Initial Security shall be in a form as provided for in Section 6.11, and will be maintained in place until the end of the sixtieth (60th) month following the month in which Commercial Operation is achieved.

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6.11        Form of Interconnection Security. The Initial Security shall be in the form of either:

6.11.1          An irrevocable transferable standby letter of credit (a “Letter of Credit”) in a form acceptable to Duke Carolinas issued by a U.S. bank, or the U.S. branch of a foreign bank, with a minimum A- senior unsecured debt rating from S&P or Moody’s and Ten Billion Dollars ($10,000,000,000) in assets (the “Issuer Minimum Requirements”). In the event that senior unsecured debt ratings are unavailable, the issuer rating will be used. The Letter of Credit shall state that it shall renew automatically for successive one-year or shorter periods unless Duke Carolinas receives written notice from the issuing financial institution at least sixty (60) days, but not more than one hundred twenty (120) days, prior to the expiration date stated in the Letter of Credit that the issuing financial institution elects not to extend the Letter of Credit. If Duke Carolinas receives notice from the issuing financial institution that the Letter of Credit will not be extended, Seller will be required to provide a substitute Letter of Credit from an alternative bank or financial institution satisfying the Issuer Minimum Requirements. The receipt of the substitute Letter of Credit must be effective on or before the expiration date of the expiring Letter of Credit and delivered to Duke Carolinas at least thirty (30) days before the expiration date of the original Letter of Credit. If Seller fails to supply a substitute Letter of Credit as required herein, then Duke Carolinas will have the right to draw on the entire amount of the expiring Letter of Credit and to hold the amount as collateral. If the credit rating of the issuer of a Letter of Credit falls below the Issuer Minimum Requirements, Seller shall have two (2) Business Days (or such longer period as Duke Carolinas in its sole discretion may permit in writing) following written notice by Duke Carolinas to obtain a suitable Letter of Credit from another bank or other financial institution that meets the Issuer Minimum Requirements. If Seller fails to supply a suitable Letter of Credit that meets the Issuer Minimum Requirements, then Duke Carolinas will have the right to draw on the entire amount of the existing Letter of Credit and to hold the amount as collateral; or

6.11.2          a guarantee, in form and substance satisfactory to Duke Carolinas, from an issuer that meets Duke Carolinas’ creditworthiness requirements, which shall be determined in Duke Carolinas’ sole and reasonable discretion based on commercially reasonable practices.

Article 7
REPRESENTATIONS AND WARRANTIES

7.1         Mutual Representations. As a material inducement to execution of this Agreement, each Party hereby represents and warrants to the other Party that:

7.1.1          It is duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization or formation, and is qualified to conduct its business in all jurisdictions necessary to perform its obligations hereunder;

7.1.2          The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents, any agreement to which it is a party or by which it or any of its property is bound, or any Requirement of Law applicable to it (evidence of which shall be delivered to the other Party upon its request);

7.1.3          Except as set forth in and as required by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by such Party in connection with the execution, delivery or performance of this Agreement;

7.1.4          It is, and will continue to be for the Term, a Forward Contract Merchant both generally and with respect to the Product Delivered and purchased under this Agreement and that this Agreement constitutes a Master Netting Agreement.

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7.2          Seller Representations.

7.2.1          Seller represents and warrants to Duke Carolinas that this Agreement is exempt from FERC jurisdiction with respect to the requirements under Sections 205 and 206 of the Federal Power Act.

7.2.2          Seller represents and warrants to Duke Carolinas as of each Delivery Date that:

  (a)          the Facility is registered with the NCUC as a New Renewable Energy Facility as defined in the REPS, and Seller owns or has the right to the Renewable Energy Attributes associated with the Facility;

  (b)          the Facility and the RECs Delivered hereunder are registered with the applicable Tracking System (including the NC-RETS system);

  (c)          Seller has good and marketable title to the RECs, free and clear of any liens, Taxes, claims, security interests, or other encumbrances;

  (d)          Seller has not sold or otherwise transferred, and will not sell or otherwise transfer, the Renewable Energy Attributes sold or intended to be sold to Duke Carolinas under this Agreement to any other Person or report the Renewable Energy Attributes sold or intended to be sold to Duke Carolinas under this Agreement for its own account;

  (e)          The Facility shall generate renewable energy using the Fuel Source as the Facility’s exclusive fuel source such that the Facility generates at least the Minimum REC Requirement during each Operating Year; and,

  (f)          Neither the Energy nor the RECs (consisting of the Renewable Energy Attributes to the extent defined hereunder and the Product Reporting Rights) will be used or credited toward any other purpose, including, without limitation, another federal, state or international renewable energy portfolio standard or voluntary or mandatory renewable energy program. For the avoidance of doubt, the foregoing shall not affect Seller’s ability to use any renewable energy attributes that, for purposes of this Agreement, are not considered to be Renewable Energy Attributes.

Article 8
EVENTS OF DEFAULT AND REMEDIES

8.1          Events of Default. An “Event of Default” by a Party (the “Defaulting Party”) shall mean:

8.1.1          With respect to Seller, an Event of Default shall occur, without notice or the opportunity to cure, if Seller:

  (a)          sells the Product or any component thereof (including Renewable Energy Certificates) of the Facility to any Person other than Duke Carolinas;

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(b)          tampers with facilities owned by Duke Carolinas or its Affiliate or other material misconduct in connection with this Agreement;

(c)          fails to achieve Commercial Operation by the Commercial Operation Milestone Date and Seller has failed to pay Buyer damages in accordance with Section 8.2.1(f).

(d)          fails to achieve any Milestone, other than the Commercial Operation Date (which is addressed in 8.1.1(c) above), within in 20 days after the Milestone date specified for such Milestone in Exhibit 2;

(e)          fails to Deliver the Minimum REC Requirement for two (2) consecutive Operating Years or for two (2) Operating Years during any four (4)-Operating Year period;

(f)          abandons construction or operation of the Facility; or

(g)          fails to maintain registration of the Facility as a New Renewable Energy Facility with the NCUC.

8.1.2        With respect to either Party, an Event of Default shall occur, without notice of the opportunity to cure, unless otherwise set forth below, if such Party:

(a)          becomes Bankrupt;

(b)          makes any representation, warranty or covenant that is proven to be false or misleading in any material respect at the time it was made;

(c)          transfers or assigns or otherwise conveys any of its rights or obligations under this Agreement to another Person without the other Party’s prior written consent, to the extent such consent is required under this Agreement, or, if at the time of such transfer, assignment or conveyance, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement by operation of law or pursuant to an agreement reasonably satisfactory to the other Party;

(d)          fails to make, when due, any undisputed payment required pursuant to this Agreement unless such Party shall have cured the same within ten (10) Business Days after receipt of written notice of such payment failure from the other Party; or

(e)          fails to perform any other material covenant or obligation set forth in this Agreement that is not otherwise enumerated in this Section 8.1, unless such Party cures such failure within sixty (60) days after receipt of written notice of such failure from the other Party.

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8.2          Rights Upon Default.

8.2.1        Upon and during the continuation of an Event of Default, the Non-Defaulting Party shall be entitled to elect or pursue one or more of the following remedies:

(a)          terminate the Agreement by providing written notice to the Defaulting Party;

(b)          accelerate all amounts then owing by the Defaulting Party to the Non-Defaulting Party;

(c)          withhold any payments due to the Defaulting Party under this Agreement;

(d)          suspend its performance under this Agreement;

(e)          recover damages incurred by the Non-Defaulting Party as a result of the Event of Default, including, if Seller is the Defaulting Party, recovery of Replacement REC Costs by Duke Carolinas; or

(f)          if the Facility fails to achieve Commercial Operation in accordance with Section 8.1.1(c), Seller shall pay to Duke Carolinas, as liquidated damages, five hundred thousand dollars ($500,000) within five (5) business days after such failure and the Agreement shall be terminated without further opportunity to cure. Each Party stipulates that the liquidated damages set forth in this Section are a reasonable approximation of the anticipated harm or loss and acknowledges the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as unenforceable, an unreasonable penalty or otherwise; or

(g)          pursue any other remedies available at law or in equity, except to the extent such remedies are expressly limited by this Agreement.

8.2.2        Calling on Security. In the event that (i) an Event of Default with respect to Seller has occurred and is continuing or (ii) Duke Carolinas has issued a termination notice as a result of an Event of Default with respect to Seller, Duke Carolinas may exercise any one or more of the rights and remedies provided under this Agreement or as otherwise available under applicable law. Without limiting the foregoing, Duke Carolinas may, in such event, in its sole discretion and in addition to any of the remedies set forth in Section 8.2.1 above, draw on any outstanding Letter of Credit issued for its benefit. Seller shall restore any Letter of Credit to its original state or amount within thirty (30) days of the exercise of any right or remedy against or with respect to such Letter of Credit by Duke Carolinas; provided, however, that the foregoing shall not apply in the event that Duke Carolinas exercises any such right or remedy and, in addition thereto, terminates this Agreement.

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Article 9
ASSIGNMENT

9.1          No Assignment Without Consent. Except as permitted in this Article 9, neither Party shall assign this Agreement or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided (i) at least thirty (30) days prior notice of any such assignment shall be given to the other Party; (ii) any assignee, other than under a collateral assignment, shall expressly assume the assignor’s obligations hereunder, unless otherwise agreed to by the other Party, and no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event the assignee fails to perform, unless the other Party agrees in writing in advance to waive the assignor’s continuing obligations pursuant to this Agreement; and (iii) before the Agreement is assigned by Seller, other than under a collateral assignment, the assignee must first obtain such approvals as may be required by all applicable regulatory bodies.

9.2          Transfer to Affiliates. Seller’s consent shall not be required for Duke Carolinas to assign this Agreement to an Affiliate of Duke Carolinas, provided that Duke Carolinas provides assurances and executes documents reasonably required by Seller and the Facility Lender regarding Duke Carolinas’ continued liability for all of Duke Carolinas’ obligations under this Agreement in the event of any nonperformance on the part of such assignee.

9.3          Collateral Assignment. Duke Carolinas’ consent shall not be required for Seller to assign this Agreement for collateral purposes to the Facility Lender; provided, however, that no such assignment shall affect Duke Carolinas’ rights to any RECs Delivered, or to be Delivered, hereunder or any other rights of Duke Carolinas or obligations of Seller hereunder. Seller shall notify Duke Carolinas, pursuant to Section 9.1, of any such assignment to the Facility Lender no later than thirty (30) days prior to the assignment. To facilitate Seller’s obtaining of financing to construct and operate the Facility, Duke Carolinas shall use Commercially Reasonable Efforts to provide such consents to assignments, certifications, representations, information or other documents as may be reasonably requested by Seller or the Facility Lender in connection with the financing of the Facility; provided, that in responding to any such request, Duke Carolinas shall have no obligation to provide any consent, or enter into any agreement, that materially adversely affects any of Duke Carolinas’ rights, benefits, risks and/or obligations under this Agreement.

9.4          Seller Chance of Control. Any direct or indirect Change of Control of Seller (whether voluntary or by operation of law) shall require the prior written consent of Duke Carolinas, which shall not be unreasonably withheld. “Change of Control” shall mean a change in either (1) fifty percent or more of the economic interests in Seller or (2) the ability to vote fifty percent or more of the controlling interests in Seller; provided that a Change of Control shall not occur with respect to any change in interests in a publicly traded company.

9.5          Notice of Facility Lender Action. Within ten (10) days following Seller’s receipt of each written notice from the Facility Lender of default, or Facility Lender’s intent to exercise any remedies, under the Financing Documents, Seller shall deliver a copy of such notice to Duke Carolinas.

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Article 10
FORCE MAJEURE; INDEMNITY; LIMITATION OF LIABILITY

10.1          Force Majeure. If either Party is rendered unable by a Force Majeure event to carry out, in whole or in part, its obligations under this Agreement, then, during the pendency of such event of Force Majeure, but for no longer period, the obligations of the affected Party (other than the obligation to make payments hereunder when due) shall be suspended to the extent required. The affected Party shall (i) give the other Party written notice within 48 hours of the commencement of the Force Majeure event, with details to be supplied within three (3) Business Days after the commencement of the Force Majeure event further describing the particulars of the occurrence of the Force Majeure event, and (ii) use Commercially Reasonable Efforts to remedy the cause of the Force Majeure event with all reasonable dispatch. Whenever either Party is required to commence or complete any action within a specified period, such period shall be extended by an amount equal to the duration of any event of Force Majeure occurring or continuing during such period; provided, however, that in no event will any Force Majeure event extend this Agreement beyond its Term. This Agreement may be terminated by a Party upon written notice if the non-terminating Party fails to substantially perform its obligations under this Agreement on account of a Force Majeure event for a period exceeding 180 days after the occurrence of such Force Majeure event; provided that such 180 day period may be extended, by the written agreement of both Parties, for an additional 180 days if (i) such Force Majeure event is not remedied within the original 180-day period with reasonable diligence, (ii) such Force Majeure event may reasonably be expected to be remedied within the additional 180-day period, and (iii) the Party not performing its obligations under this Agreement on account of such Force Majeure event promptly undertakes to remedy such Force Majeure event and continues with reasonable diligence to effect such remedy within the additional 180-day period.

10.2          Indemnification.

  10.2.1          Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Indemnified Party”) from and against all claims, demands, losses, liabilities, penalties, and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other person or entity (collectively, “Liabilities”) to the extent arising out of, resulting from, or caused by an Event of Default under this Agreement, violation of any applicable environmental laws, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its Affiliates, its directors, officers, employees, or agents. The indemnification of third party claims provided under this Section is not limited by the limitation on damages set forth in Section 10.3. Nothing in this Section shall enlarge or relieve Seller or Duke Carolinas of any liability to the other for any breach of this Agreement. This indemnification obligation shall apply notwithstanding any negligent or intentional acts, errors or omissions of the Indemnified Party, but the Indemnifying Party’s liability to pay damages to the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent or intentional acts, errors or omissions caused the damages. Neither Party shall be indemnified for its damages resulting from its sole negligence, intentional acts or willful misconduct. Without limiting the foregoing, Seller shall indemnify, defend and hold harmless Duke Carolinas (and any Duke Carolinas’ Indemnified Party) from any Liabilities arising from the Product that occur when title of the Product is vested in Seller and for any Claims arising from the design, construction, and operation of the Facility.

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  10.2.2          The Indemnifying Party shall assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense of any Claim against the Indemnified Party, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. If such Claim is asserted against an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party promptly upon receipt of knowledge of such Claim and the Indemnified Party shall promptly provide to the Indemnifying Party all information that it has received with respect to such Claim. No such Claim shall be compromised or settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have charge and direction of the defense and settlement of such Claim; provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such Claim. The fees and expenses of counsel retained by the Indemnified Party shall be at the expense of such Indemnified Party unless (a) such Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such Claim on behalf of such Indemnified Party, but no settlement shall be entered into without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), or (b) the Indemnifying Party shall not have employed counsel to assume the defense of such Claim within a reasonable time after notice of the commencement thereof (and in each of such cases the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party).

10.3          Limitations of Remedies, Liability and Damages. THE PARTIES AGREE THAT THE REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. IF NO MEASURE OF DAMAGES OR OTHER REMEDY IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, WHICH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, (OTHER THAN CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES RECOVERED BY AN UNAFFILIATED THIRD PARTY AGAINST A PARTY SUBJECT TO INDEMNIFICATION HEREUNDER), WHETHER SUCH DAMAGES ARE ALLOWED OR PROVIDED BY STATUTE, IN TORT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

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Article 11
GOVERNMENT ACTION

11.1          General. The Parties acknowledge that the Applicable Programs, which, among other things, establish the conditions for a market for RECs, may be the subject of Government Action (including court challenge) that could adversely affect the eligibility of the electrical output from the Facility to meet the requirements of an Applicable Program or otherwise alter the requirements of an Applicable Program, or make RECs unavailable or dramatically diminished or increased in value. Except as set forth in Section 11.2, Government Action that changes in any respect the market or economic value of the RECs will have no effect on the obligation of the Parties to purchase and receive, and sell and Deliver, the RECs at the price and on the terms set forth in this Agreement. To the extent that Government Action renders a Party’s performance of any of its obligations hereunder illegal, including the Delivery of the RECs, this Agreement will be terminated automatically without penalty to either Party and any further action by the Parties. Notwithstanding the foregoing, this Agreement will not be affected, cancelled, or otherwise impaired by Government Action that is specific to a Party under Applicable Law taken by a Government Authority alleging that Party’s violation thereof.

11.2          Affecting REPS/Applicable Program. If Government Action which occurs after the Effective Date causes the output of the Facility or any RECs to fail to meet the requirements of REPS or any Applicable Program for which approval has been sought or obtained under Section 4.4.6 of this Agreement, then Seller shall exercise Commercially Reasonable Efforts to cause the Facility and its output or the RECs to maintain compliance with REPS at its own cost, and shall use Commercially Reasonable Efforts to cooperate with Duke Carolinas to cause the Facility and its output or the RECs to maintain compliance with such other Applicable Program at Duke Carolinas’ cost.

11.3          Carbon Offset Legislation/Tradable Attributes. In the event that, as a result of Government Action or other legislative, administrative, voluntary, mandatory, or regulatory process, the Facility may generate only carbon offsets or RECs, but not both, then Seller shall take, or cause to be taken, such action as necessary to ensure that Renewable Energy Attributes and RECs sufficient to fulfill its obligations under this Agreement are produced from the Facility and the underlying fuel used to generate the Energy. If the Facility generates, receives, or is eligible to receive any tradable attributes of any manner that are not Renewable Energy Attributes, Seller (i) shall have right and title to all such attributes and (ii) shall operate the Facility in a manner that ensures Duke Carolinas receives the RECs (including the Renewable Energy Attributes) hereunder and Duke Carolinas’ entitlement to receive the RECs (including the Renewable Energy Attributes) associated with the Energy generated by the Facility are not undermined or otherwise affected.

Article 12
DISPUTE RESOLUTION

12.1          Arbitration.

  12.1.1          Any and all disputes and controversies arising out of or in connection with this Agreement shall be decided exclusively by binding arbitration in Charlotte, North Carolina in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as expressly provided otherwise herein). The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. § 1 et seq.), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Any arbitration may be consolidated with any other arbitration proceedings between the Parties commenced under this Section 12.1. The award of the arbitrator shall be specifically enforceable in a court of competent jurisdiction.

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12.1.2          Either Party may commence the arbitration by giving to the other Party written notice in sufficient detail of the existence and nature of any dispute proposed to be arbitrated. The demand must be made within a reasonable time after the dispute has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such dispute is barred by the applicable statute of limitations. The Parties shall attempt to agree on a person to serve as arbitrator with respect to the matter at issue. If the Parties cannot agree on an arbitrator within ten (10) Business Days of such notice, each shall then appoint one individual to serve as an arbitrator within thirty (30) Business Days of such notice and the two (2) individuals thus appointed shall select a third arbitrator to serve as chairman of the panel of arbitrators. Such three (3) arbitrators shall determine all matters by majority vote; provided however, if the two (2) arbitrators appointed by the Parties are unable to agree upon the appointment of the third arbitrator within ten (10) Business Days after their appointment, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five (5) Business Days of such notice, then either of the Parties upon written notice to the other may require such appointment from, and pursuant to the rules of, the Philadelphia office of the American Arbitration Association for commercial arbitration. Any arbitrator appointed shall be a present or former executive of an electric utility, or private power producer, or an attorney, in each case with substantial experience in electric power purchase agreements. Prior to appointment, each arbitrator shall agree to conduct such arbitration in accordance with the terms of this Agreement.

12.1.3          The Parties shall have sixty (60) calendar days after appointment of all arbitrators to perform discovery and present evidence and argument to the arbitrators. During that period, the arbitrators shall be available to receive and consider all such evidence as is relevant and, within reasonable limits due to the restricted time period, to hear as much argument as is feasible, giving a fair allocation of time to each Party to the arbitration. The arbitrators shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrators shall not consider any evidence or argument not presented during such period and shall not extend such period except by the written consent of both parties. At the conclusion of such period, the arbitrators shall have forty-five (45) calendar days to reach a determination.

12.1.4          The arbitrators shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, and may not change any term or condition of this Agreement, deprive either Party of any right or remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

12.1.5          The arbitrators shall give a written decision to the Parties stating their findings of fact, conclusions of law and order, and shall furnish to each Party a copy thereof signed by them within five (5) calendar days from the date of their determination. Each party shall pay the cost of the arbitrator or arbitrators, with respect to those issues as to which they do not prevail, as determined by the arbitrator or arbitrators.

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12.2        Preliminary Injunctive Relief. Nothing in this Article 12 shall preclude, or be construed to preclude, the resort by either party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Article 12.

Article 13
MISCELLANEOUS

13.1        Confidentiality; Publicity.

13.1.1          Neither Party will disclose the terms or conditions of this Agreement to a third party (other than the Party’s employees, guarantor, lenders, counsel, accountants, agents or advisors who have to know such information and have agreed to keep such terms confidential), except in accordance with the terms set forth in this Section. In the event that any Party (or any of such Party’s employees, guarantors, lenders, counsel, accountants, agents or advisors) (collectively, the “Required Party”) is required to disclose any term of this Agreement (i) in order to comply with any applicable law or regulation, including, but not limited to, any public records request, or request of any regulatory agency having colorable jurisdiction over the Party and requesting the confidential information in the ordinary course of business; (ii) pursuant to any rule or requirement of any Certification Authority, Administrator or Governmental Authority administering an Applicable Program; or (iii) in connection with any court or regulatory proceeding, the Required Party shall (a) provide the other Party (the “Notified Party”) with prompt written notice of any such request or requirement so that such Notified Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section and (b) reasonably cooperate with such Notified Party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and the Notified Party fails to waive compliance with this Section of this Agreement, the Required Party agrees to (I) furnish only those terms of this Agreement for which the Required Party is advised by its legal counsel in writing that it is legally required to be disclosed, (II) upon the Notified Party’s request and expense, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such terms, and (III) give the Notified Party prior written notice of the terms to be disclosed as far in advance of its disclosure as is reasonably practicable. Notwithstanding anything in this Section 13.1.1 to the contrary, Duke Carolinas may, without the consent of, or any prior notice to, Seller, disclose the terms or conditions of this Agreement in any REPS-related compliance report or filing made by Duke Carolinas with the NCUC.

13.1.2          Seller shall not make any announcement or release any information concerning this Agreement to any member of the public, press, Person, or any official body, without Duke Carolinas’ prior written consent.

13.2        Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments, negotiations or understandings with respect to the matters provided for herein, including, but not limited to, the Original Agreement.

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13.3          Amendment. Unless expressly provided otherwise in another provision of this Agreement, this Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by both Parties. It is agreed that no regular practice or method of dealing between the Parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.

13.4          Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

13.5          Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

13.6          Interpretation.

  13.6.1          In this Agreement, unless a different intention clearly appears: (a) the singular includes the plural and vice versa; (b) the reference to any Party includes such Party’s legal and/or permitted successors and assignees, and reference to a Party in a particular capacity excludes such Party in any other capacity or individually; (c) the reference to any gender includes the other gender; (d) reference to any document other than this Agreement refers to such documents as may be amended, modified, replaced or superseded from time to time, or any successor document(s) thereto; (e) reference to any Article, Section or Exhibit means such Article, Section or Exhibit of this Agreement unless otherwise indicated; (f) “hereunder”, “hereof’, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (g) “including” (and with correlative meaning “include”), when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope; (h) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”; (i) reference to any law or regulation refers to such law or regulation as may be amended, modified, replaced or superseded from time to time, or any successor law(s) or regulation(s) thereto; and (j) reference to “termination of this Agreement,” “this Agreement is terminated,” “this Agreement may be terminated” and similar phrases used in this Agreement refer to the termination of deliveries under this Agreement and related on-going rights and obligations, and does not imply or mean a termination of rights, remedies, obligations and provisions which by their nature or as provided elsewhere in the Agreement survive termination. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in Prudent Utility Practice. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

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  13.6.2          This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self-interest. In addition, each party has been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement.

13.7          Binding Effect; Limitation of Benefits. This Agreement shall be binding upon and shall insure to the benefit of the Parties hereto and, subject to the provisions of Article 9 hereof, their successors and permitted assigns. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any Person other than the Parties and their permitted successors and assigns, and no third party shall have the right to enforce the provisions of this Agreement. Duke Carolinas does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Seller.

13.8          Governing Law. The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the laws of the State of North Carolina, without giving effect to any choice of conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

13.9          No Partnership or Joint Venture. This Agreement is not intended to create nor shall it be construed to create any partnership or joint venture relationship between Duke Carolinas and Seller, and neither Party hereto shall have the power to bind or obligate the other Party. Neither Party hereto shall be liable for the payment or performance of any debts, obligations, or liabilities of the other Party, unless expressly assumed in writing herein or otherwise. Each Party retains full control over the employment, direction, compensation and discharge of its employees, and will be solely responsible for all compensation of such employees, including social security, withholding and worker’s compensation responsibilities.

13.10          Headings. The titles, headings and table of contents contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

13.11          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the domestic laws of the State of North Carolina as provided herein, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, then (a) in lieu of such illegal, invalid or unenforceable provision, the Parties shall promptly endeavor, in good faith negotiations, to agree on a provision as may be possible and be legal, valid and enforceable, provided that no Party shall be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement, and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

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13.12          Survival. Any obligations, limitations, exclusions and duties which by their nature extend beyond the expiration or termination of this Agreement, as well as any other provisions necessary to interpret the respective rights and obligations of the Parties hereunder, shall survive the expiration or earlier termination of this Agreement.

13.13          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

13.14          Notices.

   13.14.1          Except as set forth in Section 13.14.2, all notices, requests, statements or payments, if by check, shall be made to the addresses set out below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day during which the notice is received or hand delivered. Notice by mail or overnight courier shall be deemed to have been received upon delivery as evidenced by the delivery receipt.

To Duke Carolinas: []

To Seller: []

   13.14.2          A Party’s address or addressee to which notices or invoices shall be sent may be changed from time to time by such Party by notice served as hereinabove provided.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of Duke Carolinas and Seller as of the date first written above.

DUKE ENERGY CAROLINAS, LLC,
a North Carolina Limited Liability Company

/s/ Duke Energy Carolinas, LLC

ORBIT ENERGY CHARLOTTE, LLC,
a North Carolina Limited Liability Company

/s/ Orbit Energy Charlotte, LLC